Exhibit 99.3

STERIS Employee FAQ

General

1.	Who is Synergy Health? What do they do?

•	Synergy Health is a global leader in outsourced sterilization services for medical device manufacturers, hospitals and other industries, based in the United Kingdom (U.K.).

•	Synergy Health offers services that support their Customers’ ability to improve the quality and efficiency of their activities, while reducing risks to their patients and clients.

•	The company is divided up into three segments:

•	HSS provides sterilization services for reusable medical and surgical equipment used in hospital operating rooms.

•	AST encompasses a range of sterilization techniques including gamma irradiation, electron, ion and x-ray beam irradiation.

•	Healthcare Solutions provide a range of services involved in managing the environment in a healthcare setting. Services involve infection control, incorporating hospital linen management, hand hygiene, hard surface systems, occupational health and laboratory services (pathology, toxicology, food testing and microbiology).

2.	Why is STERIS acquiring Synergy Health?

•	STERIS and Synergy Health are combining to create a global leader in infection prevention and sterilization.

•	The “New STERIS” will be a better-positioned global leader in infection prevention and sterilization, providing comprehensive solutions to medical device companies, pharma companies, and hospitals around the world.

•	This transaction builds on STERIS’s recent acquisitions to further diversify the Company’s business mix, creating a more balanced portfolio from which the new company can deliver products and services tailored to best serve the evolving needs of global Customers.

•	The combination increases New STERIS’s geographic diversity, combining STERIS’s strong presence in North America with Synergy Health’s strong positions across Europe.

•	The combined entity brings together the strengths of both businesses, allowing New STERIS to accomplish much more than either company could separately.

•	STERIS can use its capabilities and infrastructure to improve Synergy Health’s products and services, while Synergy Health’s Customer base will benefit from greater access to STERIS products and services.

•	Synergy Health’s focus on achievement, accountability, integrity and innovation has enabled it to deliver remarkable growth for its Customers, people and shareholders.

•	STERIS shares the same commitment to growth for all of its constituents, and this acquisition brings together two great companies that share a similar set of values and a strategic vision.

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3.	What does it mean that the company is incorporating in the U.K.? Why?

•	The new global company will be incorporated in the U.K., however our operational and U.S. headquarters will remain in Mentor, Ohio.

•	This combination is fundamentally driven by our focus on creating value by further expanding in the U.S. and through accelerated international growth.

•	This transaction allows New STERIS to be a stronger global leader in infection prevention and sterilization, providing comprehensive solutions to medical device companies, pharma companies, and hospitals around the world.

•	The combination with Synergy Health is a natural next step in STERIS’s goal to become a true global leader.

4.	How will this acquisition impact me as an employee?

•	It will be business as usual for STERIS employees.

•	It is important that everyone remains focused on their day-to-day responsibilities.

•	We will do our best to keep you updated as information becomes available.

•	Upon closing, STERIS and Synergy Health will establish a cross-business integration team reporting to management.

•	We understand that you will have many questions about the new company. We are committed to sharing information with you as soon as we are able to do so.

5.	Will there be any job losses?

•	Until the transaction closes, it will be business as usual.

•	We will do our best to keep you updated as information becomes available.

6.	How will STERIS and Synergy be integrated into the new company? When will that process begin?

•	We will begin integration upon close of the transaction, which is expected by March 31, 2015.

•	Until the transaction closes, it will be business as usual.

•	We will keep you updated as information becomes available.

7.	How will New STERIS be structured? Is STERIS moving?

•	New STERIS will remain committed to a strong presence in the U.S.

•	The new global company will be incorporated in the U.K., while our operational and U.S. headquarters will remain in Mentor, Ohio.

•	New STERIS is expected to list on NYSE under ticker STE and we will make our public filings in the U.S. with the S.E.C.

•	When the transaction is complete, the combined company will be led by CEO Walt Rosebrough and he, along with CFO Mike Tokich and most of senior management, will reside in Northeast Ohio.

•	We do not expect any reduction to STERIS’s U.S. manufacturing/operational footprint as a result of this transaction. In fact, we are committed to completing our previously announced expansion plans.

8.	Who will be on the New STERIS management team?

•	STERIS and Synergy Health management teams will remain in place until the transaction closes.

•	At the time of closing, CEO Walt Rosebrough will become the president and CEO of New STERIS.

•	Walt, CFO Mike Tokich and most members of senior management will reside in Northeast Ohio.

•	Dr. Richard Steeves, CEO of Synergy Health, will join the STERIS Board of Directors along with two additional board members from Synergy’s Board.

9.	Will STERIS CEO Walt Rosebrough move to the U.K.?

•	No. At the time of closing, Walt will become the president and CEO of New STERIS and will reside in Northeast Ohio, along with most members of senior management.

10.	Who will be on the Board of the combined company?

•	At the time of closing, New STERIS’s Board of Directors will include 13 members.

•	Synergy Health’s CEO, Dr. Richard Steeves, will join the New STERIS Board along with two additional directors from Synergy Health’s Board.

11.	If I have more questions, who can I talk to?

•	As always, please talk to your supervisor or speak with your HR representative.

Employee Benefits and Shares

12.	Will this impact my salary or benefits?

•	No, this transaction will not impact existing compensation or benefits packages for STERIS people.

•	New STERIS will remain committed to providing competitive compensation and benefits to existing and new people.

13.	How will the ownership split between companies?

•	At closing, STERIS shareholders will retain ownership of approximately 70% of New STERIS and Synergy Health shareholders will own approximately 30%.

14.	Will my STERIS shares or options be affected by the transaction?

•	Essentially no. Your shares will be exchanged on a one-for-one basis for stock in the new company, and your options will be converted into options on New STERIS.

•	After closing, you will be sent instructions regarding your shares.

•	There is nothing for you to do in the meantime.

15.	If I hold share certificates of STERIS, what do I need to do to exchange my shares?

•	Following the close of the transaction, you should receive instructions via U.S. Mail from STERIS’s transfer agent regarding the exchange of your shares.

•	If you do not receive any information or have additional questions, please contact your supervisor or HR representative.

16.	Is this a taxable transaction for shareholders?

•	The transaction is expected to be taxable, for U.S. federal income tax purposes, to all shareholders of STERIS.

17.	Are STERIS executives and board members exempt from paying taxes?

•	No. The tax applies to all shareholders.

18.	Will I be taxed if I have vested or unvested STERIS options?

•	You will not be taxed on your vested or unvested options.

•	The unvested options will continue to vest over the same period as they do today.

19.	Will I be taxed if I have UNVESTED restricted shares of STERIS?

•	You will not be taxed on your unvested restricted shares.

•	The unvested restricted shares will continue to vest over the same period as they do today.

20.	Will I be taxed if I own STERIS stock in a 401 (k) or in an IRA?

•	Tax on gains does not apply to shares held in a 401 (k) or in an IRA.

•	Tax on those shares held within those accounts are deferred until money is taken out of the account.

21.	Can I sell my STERIS stock to avoid this tax?

•	Selling your STERIS stock before or after the transaction is closed may result in a taxable gain depending upon your basis in the shares. You should consult with your personal tax advisor to discuss the specifics of your tax situation.

•	You may sell your stock as long as the company is in an open window for purchases and before the transaction closes.

•	If you have any questions about the ability to sell stock or exercise options, consult with the legal department and your personal tax advisor.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

No Offer or Solicitation

This document is provided for informational purposes only and does not constitute an offer to sell, or an invitation to subscribe for, purchase or exchange, any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law.

Forward-Looking Statements

This document may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to Synergy or STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this document and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described herein and in STERIS and Synergy’s other securities filings, including Item 1A of STERIS’s Annual Report on Form 10-K for the year ended March 31, 2014 dated May 29, 2014 and in Synergy’s annual report and accounts for the year ended 30 March 2014 (section headed “principal risks and uncertainties”). Many of these important factors are outside of STERIS’s or Synergy’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described herein or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, consent decree, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products and the consent decree are summaries only and should not be considered the specific terms of the decree or product clearance or literature. Unless legally required, STERIS and Synergy do not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the receipt of approval of both STERIS’s shareholders and Synergy’s shareholders, (b) the regulatory approvals required for the transaction not being obtained on the terms expected or on the anticipated schedule, (c) the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction, (d) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in connection with the transaction within the expected time-frames or at all and to successfully integrate Synergy’s operations into those of STERIS, (e) the integration of Synergy’s operations into those of STERIS being more difficult, time-consuming or costly than expected, (f) operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the transaction, (g) the retention of certain key employees of Synergy being difficult, (h) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including, if the transaction is consummated, changes in tax laws that would result in New STERIS being treated as a domestic corporation for United States federal tax purposes, (i) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (j) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (k) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning notices or letters, government investigations, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect Company performance, results, prospects or value, (l) the potential of international unrest, economic downturn or effects of currencies, tax assessments, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (m) the possibility of reduced demand, or reductions in the rate of growth in demand, for products and services, (n) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS and Synergy’s businesses, industry or initiatives including, without limitation, the consent decree or those matters described in STERIS’s Form 10-K for the year ended March 31, 2014 and other securities filings, may adversely impact Company performance, results, prospects or value, (o) the possibility that anticipated financial results or benefits of recent acquisitions, or of STERIS’s restructuring efforts will not be realized or will be other than anticipated, (p) the effects of the contractions in credit availability, as well as the ability of STERIS and Synergy’s customers and suppliers to adequately access the credit markets when needed, and (q) those risks described in STERIS’s Annual Report on Form 10-K for the year ended March 31, 2014, and other securities filings.

Important Additional Information Regarding the Transaction Will Be Filed With The SEC

It is expected that the shares of New STERIS to be issued by New STERIS to Synergy Shareholders in the U.K. law scheme of arrangement transaction that forms a part of the transaction will be issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 3(a)(10) thereof.

In connection with the issuance of New STERIS shares to STERIS shareholders pursuant to the merger that forms a part of the transaction, New STERIS will file with the SEC a registration statement on Form S-4 that will contain a prospectus of New STERIS as well as a proxy statement of STERIS relating to the merger that forms a part of the transaction, which we refer to together as the Form S-4/Proxy Statement.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE FORM S-4/PROXY STATEMENT, AND OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. Those documents, if and when filed, as well as STERIS’S and New STERIS’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov, at STERIS’s website at www.steris-ir.com. Security holders and other interested parties will also be able to obtain, without charge, a copy of the Form S-4/Proxy Statement and other relevant documents (when available) by directing a request by mail or telephone Julie_Winter@steris.com or (440) 392-7245. Security holders may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.

STERIS, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the transactions contemplated by the Proxy Statement. Information about the directors and executive officers of STERIS is set forth in its Annual Report on Form 10-K for the year ended 31 March, 2014, which was filed with the SEC on 29 May, 2014, and its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on 9 June, 2014. Other information regarding potential participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Form S-4/Proxy Statement when it is filed.

Synergy and New STERIS are each organised under the laws of England. Some of the officers and directors of Synergy and New STERIS are residents of countries other than the United States. As a result, it may not be possible to sue Synergy, New STERIS or such persons in a non-US court for violations of US securities laws. It may be difficult to compel Synergy, New STERIS and their respective affiliates to subject themselves to the jurisdiction and judgment of a US court or for investors to enforce against them the judgments of US courts.

Participants in the Solicitation

STERIS, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the transactions contemplated by the Proxy Statement. Information about the directors and executive officers of STERIS is set forth in its Annual Report on Form 10-K for the year ended 31 March, 2014, which was filed with the SEC on 29 May, 2014, and its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on 9 June, 2014. Other information regarding potential participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement/Prospectus when it is filed.

Responsibility

The directors of STERIS accept responsibility for the information contained in this document and, to the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and it does not omit anything likely to affect the import of such information.